Exhibit I.A.(5)(a)

Royal Tandem Life Insurance Company A stock company located in New York, New York		Variable Life Service Center P.O. Box 9025 Springfield, MA 01102-9025
INSURED	John Roe
SCHEDULED PREMIUM	$ 13,11.24	ISSUE AGE/SEX	35 Male
ISSUE DATE	Nov. 30, 1990	INITIAL FACE AMOUNT	$ 100,000
POLICY DATE	Nov. 28, 1990	UNDERWRITING	Non-Smoker
POLICY NUMBER	SPECIMEN	CLASS

Scheduled Premium Variable Life Insurance Policy

This policy is a legal contract between its owner and us. Please read it carefully. In this policy, the word you refers to the insured shown in Policy Schedule 1. We refers to Royal Tandem Life Insurance Company. The description on this page assumes scheduled premiums are duly paid and there is no policy debt.

Death Benefit Provided by This Policy

We will pay the death benefit proceeds to the beneficiary when we receive proof of your death. For details on death benefit proceeds see Insurance Benefits.

At issue, the death benefit equals this policy’s initial face amount. Afterwards, the death benefit may increase or decrease on any day, depending on this policy’s investment results. It will never be less than this policy’s face amount as shown for each policy year in Policy Schedule 1.

Cash Value Benefits Provided by This Policy

During your lifetime while this policy is in effect, we provide cash value benefits and other important rights as described in this policy. Subject to our rules, the owner may make unscheduled premium payments under this policy. See Unscheduled Premium Payments for details.

The cash surrender value may increase or decrease on any day, depending on the investment results for this policy. No minimum amount is guaranteed. See Policy Benefits for The Owner for information on cash surrender values.

Investment Results for This Policy	The owner can allocate this policy’s total investment base among investment divisions. Each division invests in a designated investment portfolio. Cash surrender values and death benefits may increase or decrease depending on the investment experience of the divisions, the allocation of the policy’s investment base among the divisions and the timing and amount of premium payments. See How Variable Life Insurance Works for details.

Right to Examine This Policy	This policy may be returned on or before the end of the free look period. That period ends 10 days after the owner receives this policy. In the event federal securities laws or regulations require a longer free look period, the specified 10 day period will be appropriately lengthened as shown in Policy Schedule 2. Mail or deliver this policy to us or to the agent who sold it. The returned policy will be treated as if we never issued it. We’ll promptly return any premium paid.

“Signature Appears Here” “Signature Appears Here”

Secretary President

Scheduled Premium Variable Life Insurance Policy	Variable life insurance payable upon death of insured. Death benefit subject to guaranteed minimum if scheduled premiums duly paid and no policy debt. Guaranteed minimum is policy’s face amount. Scheduled premiums payable according to Policy Schedule 1 during lifetime of insured. Unscheduled premium payments permitted. Non-participating. Investment results reflected in policy benefits.

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Policy Contents

Policy Schedules

Premiums and Face Amounts	Policy Schedule 1

Policy Facts	2

Charges and Fees for This Policy	3

Table of Net Single Premium Factors	4

Table of Cost of Insurance Rates	5

The Separate Account	6

Introduction to This Policy	Page 3

Premium Payments	4

How Variable Life Insurance Works	7

Policy Benefits for The Owner	12

Insurance Benefits	16

Choosing An Income Plan	18

Other Important information	21

A copy of the application(s) and any additional benefit riders and endorsements are at the back of this policy.

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Policy Schedules	The Policy Schedules come right after this page. They give specific facts about this policy and its coverage. Please refer to them while reading this policy.

Introduction to This Policy

This policy insures your life. You are also the owner of this policy unless another owner has been named in the application. The owner is shown in Policy Schedule 2. The owner has the rights and options described in this policy.

This Policy Is A Contract

This policy is a contract between its owner and us. We provide insurance coverage and other benefits as stated in this policy. We do this in return for a completed application and payment of the initial scheduled premium.

Whenever we use the word policy, we mean the entire contract. The entire contract consists of:

•   the basic policy;

•   the attached copy of the initial application;

•   all subsequent applications to change the basic policy; and

•   any riders or endorsements.

Riders and endorsements add provisions or change the terms of the basic policy.

Dates and Ages Referred to in This Policy

The following dates and the issue age are shown in Policy Schedule 1.

Date of Issue

This is the date this policy is issued at our Service Center. The contestable and suicide periods are measured from this date.

Policy Date

This date is used to determine policy processing dates, policy years and anniversaries. The policy date may or may not be the same as the date of issue.

Issue Age

This is your age on your birthday nearest the policy date. We use this age to determine the scheduled premiums for this policy.

Attained Age

This is your issue age plus the number of full years elapsed since the policy date.

Right to Name A Contingent Owner	If you are not the owner, the owner may name a contingent owner. The owner may want to do this in case he or she dies before a death benefit is payable under this policy. Ownership of this policy would then pass to the contingent owner. If there’s no contingent owner, ownership would pass to the deceased owner’s estate.

The Beneficiary

The beneficiary is the person to whom we pay the proceeds upon your death. We pay the proceeds to the primary beneficiary. If the primary beneficiary (whether or not irrevocable) has died, the proceeds are paid to any contingent beneficiary. If there is no surviving beneficiary, we pay the proceeds to your estate.

Two or more persons may be named as primary beneficiaries or contingent beneficiaries. In that case we will assume the proceeds are to be paid in equal shares to the surviving beneficiaries. The owner can specify other than equal shares.

The owner reserves the right to change beneficiaries unless the designation of the primary beneficiary has been made irrevocable. If an irrevocable beneficiary has been designated, the owner and irrevocable beneficiary must act together to exercise the rights and options under this policy.

Change of Owner or Beneficiary	During your lifetime the owner can transfer ownership of this policy and change the beneficiary. To do this, the owner must send us written notice of the change in a form satisfactory to us. The change will take effect as of the day the notice is signed. But the change will not affect any payment made or action taken by us before receipt of the notice of the change at our Service Center.

Sending Notice to Us	Any written notices or requests should be sent to our Service Center. The address is shown on the front of this policy. Please include your name, policy number, and, if another owner has been named, the name of the owner.

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Premium Payments

In return for guaranteed insurance coverage and other benefits, the owner pays scheduled premiums. The amount of the scheduled premiums and when they are due is shown in Policy Schedule 1. The owner may make unscheduled premium payments as described below.

When to Pay Scheduled Premiums

Payment of the initial scheduled premium is required to put this policy in effect. After that, scheduled premium due dates are measured from the policy date. Scheduled premiums can be paid annually, semiannually, quarterly or under a preauthorized check plan. The payment of scheduled premiums on a regular monthly basis is subject to our rules. To change the frequency of the scheduled premiums, send us a written request in a form satisfactory to us.

Payments Received Before Scheduled Premium Due Date

Any payments received by us within 15 days prior to the next scheduled premium due date will be applied as follows:

•   Any payments which equal or exceed the amount of the scheduled premium will first be applied as a scheduled premium, unless otherwise specified by the owner.

•   Any excess amounts from above and any payments received which are less than the scheduled premium will be applied as an unscheduled premium payment. See Unscheduled Premium Payments.

Where to Pay Premiums	Pay the premiums to our Service Center. On request we’ll give a receipt signed by our treasurer.

Grace Period	When a scheduled premium is paid, this policy stays in effect until 31 days after the next scheduled premium is due. These 31 days are called the grace period. If you die during the grace period, we’ll deduct one month’s scheduled premium from the death benefit proceeds.

If A Scheduled Premium is Not Paid	If a scheduled premium is not paid by the end of its grace period, any net cash surrender value will be applied under one of the cash value benefits as described in Policy Benefits for The Owner. If there is no net cash surrender value, all coverage stops.

If a Payment is Received While a Scheduled Premium is Overdue

If a scheduled premium is overdue, any payments received by us before a cash value benefit goes into effect will be applied as follows;

(1)    During the grace period, any payments which equal or exceed the amount of the overdue  scheduled premium will first be applied against such overdue premium.

         After the grace period, any payments which equal or exceed the amount required to  reinstate this policy will first be applied to reinstate this policy. See How to Reinstate  This Policy.

(2)    Any excess amounts from (1) will be applied as unscheduled premium payments unless  they are to be applied as described in Payments Received Before Scheduled Premium  Due Date. See Unscheduled Premium Payments.

(3)    Any payments received which are less than the amount in (1) will be applied as  unscheduled premium payments. See Unscheduled Premium Payments.

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Unscheduled Premium Payments

In addition to any unscheduled premium payment made with the application as shown in Policy Schedule 1, the owner may elect to make unscheduled premium payments under this policy after the end of the free look period. To make an unscheduled premium payment, the owner must provide us with satisfactory notice at our Service Center. This may be subject to evidence of insurability based on our underwriting rules. An unscheduled premium payment may be paid with a scheduled premium provided the unscheduled premium payment is at least the amount shown in Policy Schedule 2. Unscheduled premium payments may also be made separately subject to the restrictions shown in Policy Schedule 2.

Unless otherwise specified by the owner, if there is any policy debt, any payments made, other than scheduled premiums, will be used first as a loan repayment with any excess applied as an unscheduled premium payment. See Policy Loans.

As of the date we receive and accept the unscheduled premium payment:

•    The Variable Insurance Amount will reflect this payment.

•    The deferred policy loading in the policy year of payment will increase. Such increase will be recovered in level installments from this policy’s investment base. See Policy Schedule 3 for details.

•    The fixed base will increase by the amount of the payment less any premium loading deducted before allocation and less any deferred policy loading applicable to such payment shown in Policy Schedule 3.

As of the policy processing dare on or next following the date of receipt and acceptance of the unscheduled premium payment the guaranteed benefits will increase in the following situations:

•    If all scheduled premiums have been duly paid through the last scheduled premium due date shown in Policy Schedule 1. the face amount will increase.

•    If this policy is being continued as variable extended term insurance, the Guarantee Period, or face amount, or both will increase. See Effect of Unscheduled Premium Payments on Guarantee Period and Face Amount.

How to Reinstate This Policy

This policy may be reinstated any time within three (3) years after the due date of the first unpaid scheduled premium subject to the limitations below. To reinstate means to restore the lifetime guaranteed protection, riders and certain policy rights that would have been available as of the effective date of reinstatement if all scheduled premiums had been duly paid. This policy may not be reinstated after your death, or if it has been cancelled for its net cash surrender value.

The effective date of reinstatement is the date we accept your request for reinstatement. To reinstate within the first policy year or within 3 months after the due date of the first unpaid scheduled premium, the owner must pay us all overdue scheduled premiums for this policy. We charge interest at the rate shown in Policy Schedule 2. To reinstate thereafter, we must be given evidence satisfactory to us that you are still insurable. The owner also must pay us an amount determined as follows:

(1)    We determine the scheduled premium fixed base for this policy as of the effective date of reinstatement. See Fixed Base.

(2)    We multiply (1) by 1.10.

(3)    We determine the cash surrender value as of the the effective date of reinstatement. If this value is less than zero or if this policy was terminated, we set this value equal to zero for this calculation.

(4)    We subtract (3) from (2). If this result is less than zero, we set it equal to zero.

(5)    We add to (4) any policy debt as of the effective date of reinstatement.

(6)    We add to (5) any rider charges deducted from the investment base plus any overdue premiums for optional benefits (plus interest at the rate shown in Policy Schedule 2 to the effective date of reinstatement) in effect on the date this policy was continued as variable extended term insurance.

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How to Reinstate This Policy (Continued)

The portion of the payment represented by the amount calculated in (4) will be treated as an unscheduled premium payment as of the date we receive it.

Reinstating From The Fixed ETI Option

Upon reinstatement, the cash surrender value under the fixed ETI option is transferred out of the general account and into the separate account. The cash surrender value plus the portion of the reinstatement payment represented by the amount calculated in (4) will be allocated among the investment divisions in accordance with instructions from the owner.

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How Variable Life Insurance Works

The Separate Account

The variable life insurance benefits under this policy are provided through investments we make in the separate account designated in Policy Schedule 6. This account is kept separate from our general account and any other separate accounts we may have. It is used to support variable life insurance policies and may be used for other purposes permitted by applicable laws and regulations. We own the assets in the separate account. Assets equal to the reserves and other liabilities of the account won’t be charged with liabilities that arise from any other business we conduct. But we may transfer to our general account assets which exceed the reserves and other liabilities of the separate account.

The separate account will invest in mutual funds, unit investment trusts and other investment portfolios which we determine to be suitable for this policy’s purposes. The separate account is treated as a unit investment trust under Federal securities laws. It is registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940. The separate account is also governed by state laws as designated in Policy Schedule 6.

Income, realized and unrealized gains or losses from assets in the separate account are credited to or charged against the account without regard to other income, gains or losses in our other investment accounts.

Investment Divisions

The separate account is divided into investment divisions. Each investment division invests in a designated investment portfolio. The divisions and the investment portfolios in which they invest are described in the prospectus. Some of the portfolios designated may be managed by a separate investment adviser. Such adviser is registered under the Investment Advisers Act of 1940.

Each investment division will be valued at the end of each valuation period. A valuation period is each business day together with any non-business days before it. A business day for a division is any day the New York Stock Exchange (NYSE) is open for trading, or any day in which the SEC requires that the mutual funds, unit investment trusts or other investment portfolios be valued.

Changes Within The Separate Account	We may from time to time make additional investment divisions available. These divisions will invest in investment portfolios we find suitable for this policy. We also have the right to eliminate investment divisions from the separate account, to combine two or more investment divisions, or to substitute a new portfolio for the portfolio in which an investment division invests. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of this policy. This may happen due to a change in laws or regulations, or a change in a portfolio’s investment objectives or restrictions, or because the portfolio is no longer available for investment, or for some other reason. We would get prior approval from the insurance department of our state of domicile before making such a substitution. We would also get prior approval from the SEC and any other required approvals before making such a substitution.

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Changes Within The Separate Account (Continued)

Subject to any required regulatory approvals, we reserve the right to transfer assets of the separate account or of an investment division, which we determine to be associated with the class of policies to which this policy belongs, to another separate account or investment division.

When permitted by law, we reserve the right to:

•    deregister the separate account under the Investment Company Act of 1940;

•    operate the separate account as a management company under the Investment Company Act of 1940;

•    restrict or eliminate any voting rights of policyowners, or other persons who have voting rights as to the separate account; and

•    combine the separate account with other separate accounts.

Investment Premium	The investment premium is the scheduled premium for the basic policy less the premium loading deducted before allocation as shown in Policy Schedule 3. We will allocate the initial investment premium to the separate account on the policy date. We will allocate subsequent investment premiums on the date we receive the corresponding scheduled premiums. We will allocate all investment premiums according to the allocation percentages chosen by the owner. The initial allocation percentages are shown in Policy Schedule 1. The owner has the right to change future allocation percentages. See Owner’s Right to Change Allocation of Future Investment Premiums.

Total Investment Base	The total investment base is the amount that this policy provides for investment at any time. It is the sum of the investment base in each of the investment divisions. The owner selects the divisions to which to allocate the total investment base. The maximum number of divisions to which the total investment base may be allocated at any one time is shown in Policy Schedule 2.

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Investment Base in Each Investment Division

On the Policy Date

On the policy date, the total investment base is allocated among the divisions as shown in Policy Schedule 1.

On Each Subsequent Business Day

On each subsequent business day, the investment base in each division is an amount calculated as follows:

(1)    We take the investment base in the division at the end of the preceding valuation period.

(2)    We multiply (1) by the division’s net rate of return for the current valuation period.

(3)    We add (1) and (2).

(4)    We add to (3) any investment premium allocated to the division during the current valuation period. The investment premium is shown in Policy Schedule 1.

(5)    We add to (4) any unscheduled premium payments allocated to the division during the current valuation period less any premium loading deducted before allocation as shown in Policy Schedule 3.

(6)    We add to (5) any loan repayments received and subtract from (5) any borrowed amounts which are allocated to the division during the current valuation period.

(7)    If the business day is a policy processing date, we subtract from (6) the amounts allocated to that division for:

(a)    mortality costs:

(b)    administrative fees;

(c)    any other fees we describe in Policy Schedule 3; and

(d)    any rider charges deducted from the investment base.

         If a policy processing date is on a policy anniversary, we also subtract:

(e)    any annual recovery of deferred policy loading; and

(f)     any net loan cost.

All amounts in (7) will be allocated to each division in the proportion that (3) bears to the total investment base.

(8)    If the charges in (7) exceed the amount in (6), we will first calculate the cash surrender value to determine the amount of any overdue charges and then set the investment base in each division to zero.

Fixed Base

The fixed base on the policy date of this policy equals this policy’s cash surrender value. Thereafter, the fixed base is calculated in the same manner as the cash surrender value except that all calculations will be based on the guaranteed maximum cost of insurance rates shown in Policy Schedule 5 and the interest rate used in our computations shown in Policy Schedule 2. The fixed base calculation does not reflect policy loans and repayments.

Scheduled Premium Fixed Base

The scheduled premium fixed base is calculated in the same manner as the fixed base except that it does not take into account any unscheduled premium payments and assumes that all scheduled premiums are paid when due.

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Charges Deducted from investment Base on Each Policy Processing Date After the Policy Date

Mortality Cost

We will determine the mortality cost on each policy processing date after the policy date as follows:

(1)    We determine the policy’s net amount at risk as of the previous policy processing date, which is equal to:

(a)    the death benefit as of such previous policy processing date, less

(b)    the cash surrender value as of such previous policy processing date.

(2)    We adjust (1) for interest at the rate used in our computations which is shown in Policy Schedule 2 to reflect that:

(a)    we assume claims are paid immediately upon the death of the insured, and

(b)    we deduct the mortality cost at the end of a policy processing period.

(3)    We divide (2) by $1,000.

(4)    We determine the current cost of insurance rate per $1,000 based on the insured’s sex, attained age, underwriting class and the value of (3) above.

         If your underwriting class changes as a result of an unscheduled premium payment, we will determine the current cost of insurance rate per $1,000 separately for increases in death benefit after the effective date of such underwriting class change.

(5)    We multiply (3) by (4).

         In no event will (5) be greater than the amount determined by substituting the scheduled premium fixed base (fixed base if all scheduled premiums have been duly paid through the last scheduled premium due date shown in Policy Schedule 1 or if this policy is being continued under a cash value benefit other than fixed ETI) as of the previous processing date for the amount of cash surrender value in (1)(b) above and the guaranteed maximum cost of insurance rate per $1,000 for the current cost of insurance rate per $1,000 in (4).

We may change the current cost of insurance rates per $1,000 from time to time. Any change in the current rates will be as described in Changes in Policy Cost Factors. They will never be more than the guaranteed maximum cost of insurance rates per $1,000 shown in Policy Schedule 5.

Other Deductions

Administrative and other fees and the annual recovery of deferred policy loading are shown in Policy Schedule 3. The annual recovery of deferred policy loading will be increased if unscheduled premium payments are made. See Unscheduled Premium Payments. The net loan cost is described in the Policy Loans provision. Any rider charges deducted from the investment base are shown in Policy Schedule 3.

Allocation of Unscheduled Premium Payments

As of the date we receive and accept an unscheduled premium payment the increase in the total investment base will be allocated among the investment divisions in accordance with instructions from the owner. If no such instructions are received by us, we will allocate the increase in the total investment base as follows:

•    It made separately from a scheduled premium, allocation will be among the investment divisions in proportion to the investment base in each division as of the date we receive and accept the payment.

•    If made with a scheduled premium, allocation will be in proportion to allocation of the investment premium as shown in Policy Schedule 1.

Owner’s Right to Change Allocation of Total Investment Base	The owner can change the allocation of the total investment base among the investment divisions. The number of changes each year that we will allow is shown in Policy Schedule 2. To make a change, the owner must provide us with satisfactory written notice at our Service Center. The change will take effect when we receive the notice. Our calculations will reflect the change.

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Owner’s Right to Change Allocation of Future Investment Premiums	The owner can change the percentage allocation of future investment premiums among the investment divisions provided no scheduled premiums are overdue. Percentages must be in whole numbers. To make a change, the owner must notify us in writing of the new allocation percentages. The change will take effect on the next policy processing date provided we receive the notice at our Service Center at least 7 days before the policy processing date.

What Happens on The Maturity Date of An Investment Division

If part of the total investment base is allocated to an investment division that has a maturity date, then, unless otherwise specified by the owner, the amounts in that division as of the maturity date will be allocated to the investment division designated for that purpose in Policy Schedule 2.

We will notify the owner 30 days in advance of the maturity date. To elect an allocation to other than the division designated in Policy Schedule 2, the owner must provide satisfactory notice to us at least 7 days prior to the maturity date. The allocation on a maturity date will not be considered a change in the allocation of the investment base for purposes of the number of changes permitted.

Measurement of Investment Experience

The investment experience of an investment division is determined at the end of each division’s valuation period.

Index of Investment Experience

We use an index to measure changes in each investment division’s experience during a valuation period. We set the index at $10 when the first investments in that division were made. The index for a current valuation period equals the index for the preceding valuation period multiplied by the experience factor for the current period.

How We Determine The Experience Factor

The experience factor for an investment division’s valuation period reflects the investment experience of the portfolio in which the division invests as well as the charges assessed against the division. The factor is calculated as follows:

(1)    We take the net asset value as of the end of the current valuation period of the portfolio in which the division invests.

(2)    We add to (1) the amount of any dividend or capital gains distribution declared during the current valuation period for the investment portfolio. We subtract from that amount a charge for our taxes, if any.

(3)    We divide (2) by the net asset value of the portfolio at the end of the preceding valuation period.

(4)    We subtract the daily Asset Charge shown in Policy Schedule 3 for each day in the valuation period. This charge is to cover expense, mortality and minimum death benefit guarantee risks that we are assuming.

(5)    For any divisions investing in unit investment trusts only, we subtract an additional charge equal to the daily Trust Charge shown in Policy Schedule 3 for each day in the valuation period. This charge is to cover the actual costs incurred in the purchase or sale of units of the trusts.

Calculations for divisions investing in the mutual fund portfolios are made on a per share basis. Calculations for divisions investing in unit investment trusts are on a per unit basis.

Net Rate of Return for An Investment Division

Here’s  how we find an investment division’s net rate of return for a valuation period:

(1)    We determine the change in the division’s index from the preceding valuation period to the current valuation period.

(2)    We divide this by the index for the preceding valuation period.

We follow a consistent method for longer periods of time.

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Policy Benefits for The Owner There are important rights and benefits that are available to the owner of this policy during your lifetime. We discuss some of these rights and benefits in this section.

Cash Value Benefits

The owner can stop paying scheduled premiums. If the net cash surrender value is positive the owner may select one of these cash value benefits:

•   surrender this policy and receive the net cash surrender value:

•   continue this policy as variable extended term insurance without paying further scheduled premiums; or

•   continue this policy as fixed extended term insurance without paying further scheduled premiums.

Automatic Election of Cash Value Benefit

If the owner stops paying scheduled premiums without selecting a cash value benefit and the net cash surrender value is positive, we’ll automatically apply the variable extended term insurance option. We will not do this, however, until 3 months following the due date of the first unpaid scheduled premium.

If you die after the grace period but within 3 months following the due date of the first unpaid scheduled premium and the owner has not elected a cash value benefit, we will pay the beneficiary the insurance benefits as described in Proceeds Payable to the Beneficiary.

When a cash value benefit goes into effect any optional benefit riders attached to this policy will end, unless otherwise stated in the rider.

Cash Surrender Value

If the policy is being continued as fixed extended term insurance, the cash surrender value is the reserve for the policy. Otherwise, the cash surrender value is determined as follows:

On the policy date

The cash surrender value equals the total investment base plus any policy debt less the deferred policy loading for the first policy year.

On each subsequent policy processing date

On each subsequent policy processing date, the cash surrender value is calculated as follows:

(1)    We take the total investment base.

(2)    We add to (1) any policy debt as of such date.

(3)    We subtract from (2) the following amounts:

(a)    the deferred policy loading for the current policy year;

(b)    any first year administrative fee that would otherwise be deducted; and

(c)    if a policy processing date is other than a policy anniversary, any pro-rata net loan cost since the last policy anniversary (or since the policy date if during the first policy year).

On a date during a policy processing period

On a date during a policy processing period, the cash surrender value is calculated as follows:

(1)    We take the total investment base.

(2)    We add to (1) any policy debt as of such date.

(3)    We subtract from (2) the following amounts:

(a)    the deferred policy loading for the current policy year;

(b)    any first year administrative fee that would otherwise be deducted;

(c)    the pro-rata mortality cost since the last policy processing date;

(d)    any other fees which would otherwise be deducted on the next policy processing date; and

(e)    any pro-rata net loan cost since the last policy anniversary (or since the policy date if during the first policy year).

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Cash Surrender Value (Continued)

Surrendering to Receive the Net Cash Surrender Value

The owner can surrender this policy at any time and receive its net cash surrender value. The net cash surrender value may be paid in cash or under one or more income plans. See Choosing An Income Plan. The net cash surrender value is the cash surrender value minus any policy debt. To surrender this policy, the owner must return it to our Service Center with a signed request for surrender in a form satisfactory to us. The surrender will take effect on the date this policy and the request are sent to us. The net cash surrender value will vary daily. We will determine the net cash surrender value as of the date we receive this policy and the signed request at our Service Center. We’ll usually pay the net cash surrender value within 7 days. But we may delay payment when we are not able to determine the amount because:

•   the NYSE is closed for trading;

•   the SEC determines that a state of emergency exists; or

•   an order of the SEC permits a delay for the protection of policyowners.

If this policy is being continued as fixed extended term insurance, we may delay payment of the net cash surrender value for up to six months after we receive the request. We will credit interest at the rate of at least 4% on any payment deferred for 30 days or more

Extended Term Insurance Options

Face Amount

The face amount of the extended term insurance (“ETI”) will be this policy’s death benefit minus any policy debt, determined as of the date the option goes into effect.

Effective Date

The option will go into effect within 7 days after we receive the owner’s request electing an ETI option at our Service Center. If the owner has not elected an option, the option goes into effect as of the date the automatic election is applied by us.

Fixed Extended Term Insurance	Under this option, the net cash surrender value is transferred out of the separate account and into our general account. The net cash surrender value and your age as of the date the option goes into effect determines how long the fixed ETI option will actually last. The face amount of fixed ETI will not vary after the option is in effect. No unscheduled premium payments or policy loans will be permitted while this policy is being continued under the fixed ETI option.

Variable Extended Term Insurance

Under this option, the total investment base remains in the separate account. Policy values will continue to vary daily with the investment results for this policy. The owner may change the allocation of the total investment base, pay unscheduled premium payments and take policy loans under the provisions of this policy. Under this option, we will determine a Guarantee Period which is the time we guarantee that the variable ETI option will remain in force. The Guarantee Period or face amount will increase as a result of unscheduled premium payments. See Effect of Unscheduled Premium Payments on Guarantee Period and Face Amount.

How We Determine the Guarantee Period

The Guarantee Period under the variable ETI option will initially be based on the larger of the fixed base minus any policy debt and the net cash surrender value as of the date the option goes into effect. The mortality table and interest rate used in our computations is shown in Policy Schedule 2. The Guarantee Period is not affected by investment results or charges deducted from the investment base. It will change as described in Effect of Unscheduled Premium Payments on Guarantee Period and Face Amount.

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Variable Extended Term Insurance (Continued)

When We Will Terminate This Policy Under The Variable ETI Option

After the end of the Guarantee Period, we will terminate this policy on any policy processing date if the cash surrender value on such policy processing date is negative. This negative cash surrender value will be considered as an overdue charge as of such policy processing date. We will not terminate this policy due to a negative cash surrender value until the end of the ETI grace period. This policy may also terminate due to policy debt. See Policy Loans.

ETI Grace Period

The ETI grace period will end 61 days after we mail a notice that we may terminate this policy because of insufficient cash surrender value. To avoid termination, the owner must pay us at least the grace amount shown in Policy Schedule 2. This amount will be specified on the notice we send. If we don’t receive such amount at our Service Center before the end of the ETI grace period, this policy will terminate without value. If you die during the ETI grace period, we will pay the beneficiary the insurance benefits as described in Proceeds Payable to The Beneficiary.

Policy Loans

The owner may borrow money from us. This policy will be the only security we require for the loan. A loan may be taken any time this policy is in effect unless this policy is being continued as fixed extended term insurance. The owner may repay all or part of the loan at any time while you are living.

Loan Value

The loan value is shown in Policy Schedule 2. The amount of the loan may not exceed the loan value. Any existing policy debt will be deducted from a new loan. The minimum permissible amount of any loan and repayment are shown in Policy Schedule 2.

Interest

The loan interest rate is shown in Policy Schedule 2. Interest accrues (builds up) each day. Interest payments are due at the end of each policy year. If interest isn’t paid when due, it will be added to the amount of the loan. The sum of all outstanding loans plus accrued interest is called the policy debt.

If the policy debt exceeds the larger of the cash surrender value and the fixed base, we will terminate this policy. We will not do this, however, until 31 days after we mail notice of our intent to terminate. We’ll notify, at their last known addresses, the owner and anyone who holds this policy as collateral.

Effect of A Loan

A loan will be transferred out of the separate account and into our general account and a repayment will be transferred into the separate account. A policy loan reduces the total investment base while repayment of a loan will cause an increase in the total investment base. Loans and repayments will be allocated among the investment divisions in accordance with instructions given by the owner. The owner may change that allocation by sending satisfactory notice to us. If no such instructions are on record, the loan or repayment will be allocated in proportion to the investment base in each division as of the date of the loan or repayment.

MSCP87	14

Policy Loans (Continued)

A loan, whether or not repaid, will have a permanent effect on the cash surrender values and may have a permanent effect on the death benefits. See How Variable Life Insurance Works. If not repaid, the policy debt will reduce the amount of death benefit proceeds and cash value benefits.

Net Loan Cost

The net loan cost will be calculated as follows:

(1)    We determine the policy debt as of the previous policy anniversary.

(2)    We multiply (1) by the loan charge shown in Policy Schedule 3.

Loans and repayments during a policy year will affect our calculations.

When We Will Make The Loan

We’ll usually loan the money within 7 days after we receive a request satisfactory to us. But we may delay making the loan when we are not able to determine the loan value because:

•   the NYSE is closed for trading;

•   the SEC determines that a state of emergency exists: or

•   an order of the SEC permits a delay for the protection of policyowners.

If the loan is to be used to pay premiums on this policy or on another variable life insurance policy offered by us, we’ll make the loan immediately.

Assignment Using This Policy as Collateral Security

The owner can assign this policy as collateral security for a loan or other obligation. This does not change the ownership. But the owner’s rights and any beneficiary’s rights are subject to the terms of the assignment. To make or release an assignment, we must receive written notice, satisfactory to us, at our Service Center. We’re not responsible for the validity of any assignment.

Right to Exchange for Fixed Life Insurance

The owner may exchange this policy for a policy with benefits that do not vary with the investment results of a separate account. The exchange must be elected within 24 months from the date of issue. No evidence of insurability will be required.

We’ll issue the new policy on your life after we receive:

•   a proper written request;

•   this policy; and

•   any amount due us on exchange.

There may be a cash adjustment on exchange. We will determine the amount of a cash adjustment as of the date we receive this policy and written request at our Service Center. The adjustment will be this policy’s net cash surrender value minus the new policy’s tabular cash value. If the result is positive, we will pay the owner a credit. If the result is negative, the owner must pay us.

Other Facts About The New Policy

The new policy’s owner and beneficiary will be the same as those of this policy as of the date of the exchange. The new policy will have the same issue age, issue date, face amount, scheduled premiums, underwriting class and benefit riders as this policy. Any policy debt under this policy will be carried over to the new policy.

MSCP87	15

Insurance Benefits

Variable Insurance Amount

The Variable Insurance Amount on the policy date equals the cash surrender value as of such date multiplied by the net single premium factor for your issue age. Thereafter, the Variable Insurance Amount will vary daily based on the investment results and any premium payments made. The Variable Insurance Amount will be determined as of each date as follows:

(1)    We determine the cash surrender value of this policy as of such date.

(2)    We multiply (1) by the net single premium factor as of such date.

In no event will the Variable Insurance Amount be less than that required to keep this policy qualified as life insurance under the Federal income tax laws. The table of net single premium factors is shown in Policy Schedule 4.

Effect of Unscheduled Premium Payments on Guarantee Period and Face Amount

If an unscheduled premium payment is made after all scheduled premiums have been duly paid through the last scheduled premium due date shown in Policy Schedule 1, or this policy is being continued as variable extended term insurance, the guaranteed benefits will increase as follows on the next policy processing date:

(1)    We take the immediate increase in cash surrender value resulting from the unscheduled premium payment.

(2)    We add to (1) interest at the rate used in our computations shown in Policy Schedule 2 for the period from the date we receive and accept the unscheduled premium payment as a premium to the policy processing date on or next following such date. This is the guarantee adjustment amount.

(3)    If this policy is being continued under the variable ETI option and the Guarantee Period prior to payment is less than for life:

         The total of the guarantee adjustment amount and the fixed base will be used to calculate a new Guarantee Period. Any part of such total in excess of the amount required to increase the Guarantee Period to the whole of life will be applied as in (4) below.

(4)    If this policy is being continued under the variable ETI option and the Guarantee Period is for life, or if all scheduled premiums have been duly paid through the last scheduled premium due date shown in Policy Schedule 1:

         The guarantee adjustment amount or excess amount from (3) above will be applied as a net single premium for the whole of life to increase the face amount of this policy.

MSCP87	16

Proceeds Payable to The Beneficiary	We will pay the death benefit proceeds to the beneficiary upon your death. The proceeds may be paid in cash or under one or more income plans. See Choosing An Income Plan.

Death Benefit Proceeds (If Fixed ETI Option is not in Effect)

Death benefit proceeds are determined as follows:

(1)    We determine this policy’s death benefit, which is the larger of the face amount and the Variable Insurance Amount.

(2)    We subtract from (1) any policy debt.

(3)    We add to (2) any amounts due from riders.

(4)    We add to (3) any scheduled premium refund for the period beyond the policy month of your death.

The values above will be those as of the date of death. We will subtract from (4) one month’s scheduled premium if you die during the grace period and the variable ETI option is not in effect. Otherwise, if you die during the ETI grace period, we will pay the beneficiary the death benefit proceeds in effect immediately prior to the ETI grace period reduced by any overdue charges.

If you die after the grace period but within 3 months following the due date of the first unpaid scheduled premium and the owner has not elected a cash value benefit, we will pay the beneficiary the death benefit proceeds that would have been payable had the automatic election been put into effect on the date of death. See Automatic Election of Cash Value Benefit.

The death benefit will never be less than that required to keep this policy qualified as life insurance under the Federal Income tax laws.

Death Benefit Proceeds (If Fixed ETI Option is in Effect)

We will pay the face amount of the fixed ETI option.

How to Claim Death Benefit Proceeds

The beneficiary should contact our Service Center for instructions. We’ll usually pay the proceeds within 7 days after we receive proof of your death, and any other requirements. We may delay payment of all or part of the death benefit if we have not been able to determine this policy’s cash surrender value as of the date of death because:

•   the NYSE is closed for trading;

•   the SEC determines that a state of emergency exists; or

•   an order of the SEC permits a delay for the protection of policyowners.

If a delay is necessary and death occurs prior to the end of the ETI Guarantee Period, we may delay payment of any excess of the death benefit over the face amount. After the ETI Guarantee Period we may delay payment of the entire death benefit. We will add interest to the death benefit proceeds at an annual rate of at least 4% from the date of death to the date of payment. Interest added to death benefit proceeds will not be less than that required by any applicable law.

MSCP87	17

Choosing An Income Plan

The owner may choose one or more income plans for the payment of death benefit proceeds during your lifetime. If, at the time of your death, no plan has been chosen for paying death benefit proceeds, the beneficiary may choose a plan within one year. The owner may also elect an income plan on surrender of the policy for its net cash surrender value. For each plan we’ll issue a separate written agreement putting the plan into effect.

Our approval is needed for any plan where:

•   the person named to receive payment is other than the owner or beneficiary;

•   the person named is not a natural person, such as a corporation; or

•   any income payment would be less than $100.

The Income Plans

There are six income plans to choose from. They are:

Plan 1. Income for a Fixed Period

Payment is made in equal installments for a fixed number of years. We guarantee each monthly payment will be at least the amount shown in the following table. Values for annual, semi-annual or quarterly payments are available on request.

Table of Income for a Fixed Period

(Payments for Each $1,000 Applied)

Fixed Period of Years	Monthly Income	Fixed Period of Years	Monthly Income
1	$84.47	16	$6.53
2	42.86	17	6.23
3	28.99	18	5.96
4	22.06	19	5.73
5	17.91	20	5.51
6	15.14	21	5.32
7	13.16	22	5.15
8	11.68	23	4.99
9	10.53	24	4.84
10	9.61	25	4.71
11	8.86	26	4.59
12	8.24	27	4.47
13	7.71	28	4.37
14	7.26	29	4.27
15	6.87	30	4.18

Plan 2. Income for Life

Payment is made to the person named in equal monthly installments and guaranteed for at least a period certain. The period certain can be 10 or 20 years. Other periods certain are available on request. A refund certain may be chosen instead. Under this arrangement, income is guaranteed until payments equal the amount applied. If the person named lives beyond the guaranteed payments, payments continue until his or her death.

We guarantee each payment will be at least the amount shown in the following table. By age we mean the named person’s age on his or her birthday nearest the plan’s effective date. Amounts for ages not shown are available on request.

MSCP87	18

The Income Plans (Continued)	Table of Income for Life (Monthly Payments for Each $1,000 Applied)

	Payments to a Male

Age	10 Years Certain	20 Years Certain	Refund Certain
0-10	$3.24	$3.23	$3.22
15	3.32	3.31	3.30
20	3.41	3.40	3.39
25	3.52	3.51	3.50
30	3.66	3.64	3.63
35	3.84	3.81	3.79
40	4.07	4.00	3.99
45	4.36	4.23	4.24
50	4.71	4.50	4.54
55	5.14	4.79	4.92
60	5.68	5.10	5.39
65	6.35	5.38	6.01
70	7.17	5.60	6.83
75	8.07	5.72	7.94
80	8.93	5.75	9.48
85 & over	9.54	5.75	—

	Payments to a Female

Age	10 Years Certain	20 Years Certain	Refund Certain
0-10	$3.17	$3.16	$3.15
15	3.23	3.22	3.21
20	3.30	3.29	3.28
25	3.39	3.38	3.37
30	3.50	3.49	3.48
35	3.64	3.62	3.61
40	3.81	3.78	3.77
45	4.04	3.99	3.98
50	4.33	4.23	4.24
55	4.70	4.53	4.57
60	5.17	4.87	4.99
65	5.80	5.22	5.55
70	6.63	5.51	6.32
75	7.64	5.68	7.39
80	8.64	5.74	8.85
85 & over	9.33	5.75	—

Plan 3. Interest Payment Amounts can be left with us to earn interest at an annual rate of at least 3%. Interest payments can be made annually, semi-annually, quarterly or monthly.

Plan 4. Income of a Fixed Amount

Payments of an agreed fixed amount are made annually, semi-annually, quarterly or monthly. The fixed amount per year must be at least $60 for each $1,000 of the amount applied. The amount applied will earn interest at an annual rate of at least 3%. Payments will continue until the amount applied and interest are fully paid.

MSCP87	19

The Income Plans (Continued)

Plan 5. Joint Life Income

This plan is available if there are two persons named to receive payments. At least one of the persons named must be either the owner or beneficiary of this policy. Monthly payments are made as long as at least one of the named persons is living. We guarantee the payments will be at least the amount shown in the following table while both named persons are alive. When one dies, we guarantee to continue paying the other at least two-thirds of the amount shown. By age we mean the named person’s age on his or her birthday nearest the plan’s effective date. Amounts for two males, two females, or for ages not shown in the table below are available on request.

Table of Joint Life Income (Monthly Payments for Each $1,000 Applied)
	Female Age
		55	60	65	70	75
	50	$4.55	$4.76	$4.99	$5.26	$5.56
	55	4.75	4.99	5.27	5.59	5.95
	60	4.96	5.25	5.59	5.98	6.42
Male Age	65	5.18	5.53	5.94	6.43	6.99
	70	5.48	5.84	6.33	6.94	7.66
	75	5.69	6.16	6.73	7.49	8.41

Plan 6. Annuity Plan

An amount can be used to buy any single premium annuity we offer on the plan’s effective date. However, the annuity can be bought at a rate 3% less than the rate new applicants pay.
Annuities combine features of guaranteed income and payment similar to plans 2 and 5.

Payments When Named Person Dies

When the person named to receive payments dies, we will pay any amount still due as provided by the plan agreement. The amounts still due are determined as follows:

•    For plans 1, 2, or 4, any remaining guaranteed payments will be continued. Under plan 4, any unpaid proceeds with any accrued interest may be paid in a single sum. Under plans 1 and 2, the discounted values of the remaining guaranteed payments may be paid in a single sum. This means we deduct the amount of the interest each remaining guaranteed payment would have earned had it not been paid out early. The discount interest rate is 3% for plan 1 and 3 1/2% for plan 2. But we will use the interest rate we used to calculate the payment for plans 1 and 2, if they were not based on the table in this policy.

•    For plan 3, we’ll pay the amount left with us and any accrued interest.

•    For plan 5, no amounts are payable after both named persons have died.

•    For plan 6, the annuity agreement will state the amount due, if any.

MSCP87	20

Other Important Information

Limits on Our Contesting This Policy

We rely on the statements made in the applications. Legally, they are considered representations, not warranties. We can contest the validity of this policy if any material misstatements are made in the initial application, a copy of which is attached. We can also contest any amount of death benefit which would not be payable except for the fact that an unscheduled premium payment was made if any material misstatements are made in any application required with such payment.

We won’t contest the validity of this policy after this policy has been in effect during your lifetime for two years from the date of issue. Nor will we contest any amount of death benefit attributable to an unscheduled premium payment after it has been in effect during your lifetime for two years from the date we receive and accept such payment.

If this policy is reinstated, this provision will be measured from the effective date of the reinstated policy.

Quarterly Report	We will send the owner a report four (4) times a policy year within 31 days after the end of each policy quarter. The report will show the death benefit, cash surrender value and policy debt as of the end of the policy quarter. The report will also show the allocation of the total investment base as of such date and the amounts deducted from or added to the total investment base since the last quarterly report. The report will also include any other information that may be currently required by the insurance supervisory official of the jurisdiction in which this policy is delivered. No report will be sent if this policy is continued under the fixed ETI option.

Changing This Policy	This policy or any benefit riders may be changed to another plan of insurance according to our rules at the time of the change.

Policy Changes - Applicable Tax Law	For you and the owner to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or successor law. Therefore, to maintain this qualification to the maximum extent permitted by law, we have reserved in this policy the right to return any unscheduled premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, we reserve the right to make changes in this policy or its riders or to make distributions from the policy to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The owner will be given advance written notice of such changes.

Error in Age or Sex	If an age or sex as stated in the application is wrong, it could mean the face amount or any other policy benefit is wrong. Therefore, amounts payable under this policy or its riders will be what the premiums paid would have bought at the true age or sex.

MSCP87	21

Suicide

If you commit suicide within two years from the date of issue, while sane or insane, the death benefit will be limited to the amount of the premiums paid.

If you commit suicide, while sane or insane, within two years of any date we receive and accept an unscheduled premium payment, any amount of death benefit which would not be payable except for the fact that the unscheduled premium payment was made will be limited to the amount of the unscheduled premium payment.

The death benefit we will pay will be reduced by any policy debt.

Claims of Creditors	The proceeds of this policy will be free from creditors’ claims to the extent allowed by law.

Non-Participating	This policy does not participate in the divisible surplus of Royal Tandem.

Authority to Make Agreements

All agreements made by us must be signed by our president or a vice president and by our secretary or an assistant secretary. No other person, including an insurance agent or broker, can:

•     change any of this policy’s terms;

•     extend the time for paying premiums; or

•     make any agreement binding on us.

Changes in Policy Cost Factors	Changes in policy cost factors (expense charges, current cost of insurance rates, loan charges) will be by class and based upon changes in future expectations for such elements as: mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

Maturity Date of This Policy	On the maturity date of this policy shown in Policy Schedule 2, we will pay the owner the net cash surrender value if the insured is then living. The net cash surrender value may be paid in cash or under one or more income plans. See Choosing An Income Plan.

Required Note on Our Computations

Our computations of reserves cash surrender values, fixed base, scheduled premium fixed base and the maximum mortality costs are based on the mortality table and interest at the rate shown in Policy Schedule 2. In calculating the maximum mortality costs, we use the insured’s attained age, sex and underwriting class. When making our computations, we assume that death claims are paid immediately. Mortality and expense risks of Royal Tandem shall not adversely affect the dollar amount of insurance benefits or cash surrender values.

We have filed a detailed statement of our computations with the insurance supervisor of the state or jurisdiction where this policy is delivered. All policy values equal or exceed those required by the law of that state or jurisdiction. Any benefit provided by an attached rider will not increase these values unless stated in that rider.

MSCP87	22

Policy Schedule 1

INSURED	JOHN ROE
SCHEDULED PREMIUM	$1,311.24	ISSUE AGE/SEX	35 Male
ISSUE DATE	Nov 30, 1990	INITIAL FACE AMOUNT	$100,000
POLICY DATE	Nov 28, 1990	UNDERWRITING CLASS	Non-Smoker
POLICY NUMBER	SPECIMEN

PREMIUMS AND FACE AMOUNTS
Premium Payments

Scheduled premiums are due annually.

Basic Policy premiums are payable through November 28, 2049.

Riders premiums may have different due dates. Rider scheduled premiums are payable starting on the policy date shown above, unless a later date is shown in Policy Schedule 2, and ending on the premium due date immediately prior to the Rider’s termination date.

Scheduled Premium:
Basic Policy	$1,311.24

Total Scheduled Premium	$1,311.24
Payments Made With Application:
Scheduled Premium	$1,311.24
Unscheduled Premium	$0.00

Total Paid With Application	$1,311.24

Allocation Information	Allocation of Investment Premiums:

Division	Percentage
Money Reserve	100%
Total	100%

Allocation of Total Investment Base on Policy Date:

Division	Investment Premium	Unscheduled Premium Payment	Total
Money Reserve	$1,199.78	$0.00	$1.199.78

Total	$1,199.78	$0.00	$1,199.78

Face Amounts	Policy Year	Face Amount
	All	$100,000.00

SCH1	Policy Schedule 1

Policy Schedule 2

INSURED	JOHN ROE
SCHEDULED PREMIUM	$1,311.24	ISSUE AGE/SEX	35 Male
ISSUE DATE	Nov 30, 1990	INITIAL FACE AMOUNT	$100,000
POLICY DATE	Nov 26, 1990	UNDERWRITING CLASS	Non-Smoker
POLICY NUMBER	SPECIMEN

POLICY FACTS

Right to Examine This Policy

The free look period ends on the later of:

•   10 days after the owner receives this policy;

•   45 days after the owner completes part 1 of the application; or

•   10 days after Royal Tandem mails a Notice of Right of Withdrawal.

Owner	Owner of this policy on the issue date is JOHN ROE.

Policy Processing Date	Policy processing dates are the policy date and the days when we deduct charges and are on the same day of the month as the policy date at the end of each successive 3 month period.

Policy Processing Period	A policy processing period is the period between successive policy processing dates.

Unscheduled Premium Payments

Maximum attained age of insured at time of payment is 80.

Maximum payment is $25,000.

Minimum payment:

•   $5 when made with a scheduled premium.

•   $500 when not made with a scheduled premium.

Payments permitted:

•   with every scheduled premium; and

•   4 per policy year when not made with a scheduled premium.

Reinstatement	The maximum charge for interest is 6.0% per year.

Investment Base - Allocation Rules

Maximum number of divisions to be allocated at any one time is 5.

Number of allocation changes per year is unlimited. We reserve the right to limit the number of changes, but in no event to less than 5 per year.

No allocation changes are allowed during the free look period.

Maturity Date of an Investment Division	On the maturity date of an investment division, amounts in that division will be allocated to the Money Reserve Division, unless otherwise specified by the owner.

Variable Extended Term Insurance - ETI Grace Period	The grace amount is 3 times the charges which were due on the policy processing date on which we determined that the cash surrender value was insufficient.

Policy Loan

Loan value is 75% of the cash surrender value for the first 3 policy years; 90% thereafter. Minimum loan amount is $300 (except when used to pay premiums on another Royal Tandem Variable Life Insurance policy).

Minimum repayment amount is $300.

Loan interest is 5% per year.

Maturity Date of This Policy	The maturity date of this policy is the policy anniversary nearest the insured’s 100th birthday.

SCH2	Policy Schedule 2

Policy Schedule 2

(Continued)

Interest Rate and Mortality Table Used in Our Computations	Interest Rate • Interest at 4% per year Mortality Table: • 1980 CSO Non-Smoker Mortality Table (Male): except • 1980 CET Non-Smoker Mortality Table (Male) for fixed extended term insurance.
Policy Riders, if any	None

SCH2	Policy Schedule 2

Policy Schedule 3

INSURED	JOHN ROE
SCHEDULED PREMIUM	$1,311.24	ISSUE AGE/SEX	35 Male
ISSUE DATE	Nov 30, 1990	INITIAL FACE AMOUNT	$100,000
POLICY DATE	Nov 28, 1990	UNDERWRITING CLASS	Non-Smoker
POLICY NUMBER	SPECIMEN

CHARGES AND FEES FOR THIS POLICY

Premium Loading Deducted Before Allocation	Scheduled Premium for Basic Policy: • 8.5% of scheduled premium. Unscheduled Premium Payment: • none

Basic Policy Charges and Fees Deducted from The Investment Base

Mortality Cost:

•   guaranteed maximum cost of insurance rates per $1,000 are shown in Policy Schedule 5

Administrative Fees:

•   First Year Administrative Fee is $.75 per $1,000 of face amount deducted on each of the first four policy processing dates after the policy date.

•   Administrative Fee is $12.50 deducted on each policy processing date after the policy date.

Transaction Fees:

•   none

Annual Recovery of Deferred Policy Loading;

•   2.4% of first year scheduled premiums for basic policy deducted annually on the first through tenth policy anniversaries.

•   .70% of each unscheduled premium payment deducted annually on the ten anniversaries following receipt and acceptance of payment.

Loan Charge:

•   annual charge of .75% of policy debt deducted annually.

         We reserve the right to increase the Loan Charge, but in no event above 1.00%.

Charges Deducted from Divisions in Separate Account

Asset Charge:

•   daily charge of .002063% (equivalent to .75% annually in advance).

         We reserve the right to increase the Asset Charge, but in no event above .002477% (equivalent to .90% annually in advance).

Trust Charge:

•   daily charge of .000933% (equivalent to .34% annually in advance).

We reserve the right to increase the Trust Charge, but in no event above .001373% (equivalent to .50% annually in advance).

Rider Charges Deducted from The Investment Base	None

SCH3	Policy Schedule 3

Policy Schedule 3

(Continued)

Deferred Policy Loading	The amount of Deferred Policy Loading applicable during a policy year is deducted from this policy’s investment base in calculating its cash surrender value.

• First Year Scheduled Premium for Basic Policy The maximum amount of the Deferred Policy Loading attributable to a first year scheduled premium is:

During Policy Year	As % of Each First Year Scheduled Premium	During Policy Year	As % of Each First Year Scheduled Premium
1	24.00%	6	12.00%
2	21.60	7	9.60
3	19.20	8	7.20
4	16.80	9	4.80
5	14.40	10	2.40
		11+	0

Policy year is measured from the policy date.

• Unscheduled Premium Payments The maximum increase in the amount of Deferred Policy Loading attributable to an unscheduled premium payment is:

Unscheduled Premium Payment Year	As % of Each Unscheduled Premium Payment	Unscheduled Premium Payment Year	AS % of Each Unscheduled Premium Payment
1	7.00%	6	3.50%
2	6.30	7	2.80
3	5.60	8	2.10
4	4.90	9	1.40
5	4.20	10	0.70
		11+	0

Unscheduled premium payment year 1 is the period from the date we receive and accept an unscheduled premium payment to the next policy anniversary. Unscheduled premium payment years 2 through 10 are full policy years thereafter.

SCH3	Policy Schedule 3

Policy Schedule 4

TABLE OF NET SINGLE PREMIUM FACTORS (Male)

(Attained Age Factors Per $1.00 of Cash Surrender Value)

Attained Age	Factor	Attained Age	Factor	Attained Age	Factor	Attained Age	Factor
0	12.32796	25	5.97442	50	2.61826	75	1.36815
1	12.43251	26	5.78744	51	2.53719	76	1.34424
2	12.09933	27	5.60368	52	2.45929	77	1.32183
3	11.76055	28	5.42380	53	2.38454	78	1.30076
4	11.42626	29	5.24788	54	2.31286	79	1.28082
5	11.09425	30	5.07639	55	2.24423	80	1.26189
6	10.76337	31	4.90930	56	2.17853	81	1.24393
7	10.43499	32	4.74714	57	2.11567	82	1.22695
8	10.10824	33	4.58976	58	2.05546	83	1.21103
9	9.78591	34	4.43735	59	1.99777	84	1.19623
10	9.46983	35	4.28987	60	1.94256	85	1.18257
11	9.16104	36	4.14739	61	1.88974	86	1.16997
12	8.86310	37	4.00968	62	1.83924	87	1.15829
13	8.57840	38	3.87687	63	1.79104	88	1.14738
14	8.30938	39	3.74881	64	1.74514	89	1.13703
15	8.05594	40	3.62543	65	1.70149	90	1.12701
16	7.81575	41	3.50656	66	1.66001	91	1.11711
17	7.58756	42	3.39218	67	1.62054	92	1.10707
18	7.36893	43	3.28200	68	1.58298	93	1.09662
19	7.15693	44	3.17597	69	1.54717	94	1.08538
20	6.95122	45	3.07384	70	1.51302	95	1.07314
21	6.74994	46	2.97558	71	1.48053	96	1.05986
22	6.55191	47	2.88104	72	1.45013	97	1.04581
23	6.35656	48	2.79007	73	1.42102	98	1.03190
24	6.16410	49	2.70250	74	1.39370	99	1.02207
						100	1.00000

Factors shown are based on the insured’s attained age as of each policy anniversary.

On policy processing dates not shown, we will determine the Net Single Premium Factor in a consistent manner with allowance for time elapsed.

The Net Single Premium Factor on a date during a policy processing period is determined by interpolating between the factors for the policy processing date immediately preceding and immediately following that date.

SCH4	Policy Schedule 4

Policy Schedule 5

TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES (Male)

(Quarterly Rates per $1,000 of Net Amount at Risk)

Attained Age	Factor	Attained Age	Factor	Attained Age	Factor	Attained Age	Factor
0	1.04771	25	0.38036	50	1.23128	75	15.26525
1	0.26758	26	0.37034	51	1.34199	76	16.96045
2	0.24756	27	0.36533	52	1.47039	77	18.75768
3	0.24510	28	0.36032	53	1.61399	78	20.64011
4	0.23720	29	0.36032	54	1.78040	79	22.65747
5	0.22521	30	0.36032	55	1.96461	80	Illegible
6	0.21455	31	0.36784	56	2.16921	81	27.41004
7	0.19977	32	0.37535	57	2.38667	82	30.29207
8	0.19041	33	0.38788	58	2.62210	83	33.58317
9	0.18511	34	0.40291	59	2.88823	84	37.25464
10	0.18252	35	0.42295	60	3.18520	85	41.22151
11	0.19219	36	0.44299	61	3.51568	86	45.42455
12	0.21282	37	0.47055	62	3.89259	87	49.83813
13	0.24715	38	0.50063	63	4.32384	88	Illegible
14	0.28706	39	0.53572	64	4.81234	89	59.12649
15	0.32276	40	0.57332	65	5.35339	90	64.14988
16	0.35782	41	0.61846	66	5.93709	91	69.55698
17	0.38537	42	0.66360	67	6.57156	92	75.55722
18	0.40040	43	0.71628	68	7.25469	93	82.46033
19	0.41543	44	0.76898	69	8.00258	94	91.57321
20	0.42044	45	0.83173	70	8.84989	95	105.28638
21	0.41794	46	0.89952	71	9.97119	96	129.02044
22	0.41042	47	0.97236	72	10.93238	97	177.71697
23	0.40291	48	1.05025	73	12.22466	98	307.63677
24	0.39289	49	1.13823	74	13.68573	99	333.33333

Rates shown are based on the insured’s age as of each policy anniversary. They do not change during a policy year.

SCH5	Policy Schedule 5

Policy Schedule 6

THE SEPARATE ACCOUNT

The Separate Account	The Separate Account is Royal Tandem Variable Life Separate Acount is organized in and governed by the laws of New York, our state of domicile. The Separate Account is divided into investment divisions.

NOTE:	PLEASE REFER TO THE POLICY PROSPECTUS FOR MORE DETAILS ABOUT THE INVESTMENT DIVISIONS.

SCH6A	Policy Schedule 6 10/89

POLICY SCHEDULE 2

(CONTINUED)

Policy Riders, if any

Additional Insured Term Rider

•    Amount of insurance under this rider:

 1.    $50,000 on JANE DOE.

•    Exchange may be made:

•    on any policy processing date that is on or before the policy anniversary nearest an additional insured’s 62nd birthday; or

•    within 90 days after a death benefit is payable under the basic policy.

•    Maximum amount of insurance of new policy is equal to amount of insurance under this rider on the date of exchange.

•    Maximum attained age of any additional insured is 62.

SCH2	SPECIMEN	POLICY SCHEDULE 2

POLICY SCHEDULE 2

(CONTINUED)

Policy Riders. if any

Adjustable Loan Interest Rate Rider

•    Loan value is 75% of the cash surrender value during the first 3 policy years; 90% thereafter.

•    Minimum loan amount is $300 (except when used to pay premiums on another Royal Tanaem Variable Life Insurance policy).

•    Minimum repayment amount is $300.

•    Loan interest rate is 9.36% for the first policy year.

•    The loan interest rate will never be less than 5% per year.

SCH2	SPECIMEN	POLICY SCHEDULE 2

POLICY SCHEDULE 2

(CONTINUED)

Policy Riders. if any

Annually Renewable Term Rider

•   Amount of insurance under this rider in all years while it is in effect is $66,667.

•   When this rider is exchanged for a new policy of variable life insurance during the policy years as shown below, the maximum amount of of insurance under the new policy is equal to the applicable percentage of this rider’s face amount:

Policy Year	New Policy Face Amount as percentage of Rider Face Amount
1	200	%**
2	150	%**
3 and later	100%

**	But see: Converting this rider During Total Disability

SCH2	SPECIMEN	POLICY SCHEDULE 2

POLICY SCHEDULE 2

(CONTINUED)

Policy Riders, if any

Children’s Term Rider

•   Amount of insurance under this rider is $5,000.

•   Maximum amount of insurance of new policy on date of exchange is equal to:

•    amount of insurance under this rider on that date: or

•    5 times the amount of insurance under this rider on that date if exchange is made on  expiration date or on a child’s 25th birthday.

SCH2	SPECIMEN	POLICY SCHEDULE 2

POLICY SCHEDULE 2

(CONTINUED)

Policy Riders, if any

Guarantee of Insurability Rider

•    Scheduled premiums are due starting on November 28, 1990 and annually thereafter through November 28, 1999.

•    Maximum number of options permitted is 9.

•    Regular option date on each policy anniversary nearest the insured’s birthday when the insured is: 22, 25, 28, 31, 34, 37, 40, 45.

•    Maximum amount of insurance under the new policy is $50,000.

•    Minimum amount of insurance under the new policy is $25,000.

•    Maximum attained age for this rider is 45.

SCH2	SPECIMEN	POLICY SCHEDULE 2

POLICY SCHEDULE 2

(CONTINUED)

Policy Riders, if any	Waiver of Premium • Scheduled premiums are due starting on November 28, 1990 and annually thereafter through November 28, 2019.

SCH2	SPECIMEN	POLICY SCHEDULE 2